The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement      SUBJECT TO COMPLETION        October 3, 2008

                   Pricing Supplement dated October [ ], 2008
           to the Product Prospectus Supplement dated January 7, 2008, the Prospectus Supplement dated February 28, 2007 and
                      the Prospectus dated January 5, 2007

       [RBC LOGO]                $

                                 Royal Bank of Canada
                                 Principal Protected Currency Linked BRIC
                                 Booster Notes, due October 31, 2011



     Royal Bank of Canada is offering the principal protected notes whose return is linked to the performance of the Reference Assets described below, which may be described in greater detail in the reference asset supplement attached to the product prospectus supplement as Annex A (the "reference asset supplement"). The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated January 7, 2008 describe terms that will apply generally to the principal protected notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.

Issuer:                 Royal Bank of Canada ("Royal Bank").

Issue:                  Senior Global Medium-Term Notes, Series C

Underwriter:            RBC Capital Markets Corporation

Interest rate           We will not pay you interest during the term of the
(coupon):               notes.

Principal Protection:   100%

Reference Assets:       The payment at maturity on the Notes are linked to the
                        value of a weighted basket (the "Basket") consisting of four currencies (each a "Basket Currency," and together, the `"Basket Currencies"). Such weightings will be achieved by providing a Component Weight for each Basket
                        Currency.

                        Basket Currency                    Component Weight                     Initial Reference Rate
                        ---------------                    ----------------                     ----------------------
                                                                                     (expressed in foreign currency per U.S. dollar)
                                                                                     -----------------------------------------------
                        Brazilian real/BRL                       25%

                        Russian ruble/RUB                        25%

                        Indian rupee/INR                         25%

                        Chinese renminbi (yuan)                  25%

Incorporated risk       The notes are subject to the risks set forth under the
factors:                heading "General Risks" in the product prospectus
                        supplement. In addition to those General Risks, the notes are also subject to the risks described in the product prospectus supplement on PS-9 in the section entitled "Risks Specific To Notes Linked To The
                        Performance Of A Currency, A Currency Index Or A Basket
                        Of Currencies Or Currency Indices."

Initial Valuation       October 29, 2008
Date:

Issue Date:             October 31, 2008

Maturity Date:          October 27, 2011

Term:                   The term of your notes is approximately three (3) years.

Booster:                15%

Payment at              At maturity, the investor receives the principal amount
Maturity:               invested (the "Principal Amount") plus an amount equal
                        to the Principal Amount multiplied by the Reference
                        Asset Performance.



Reference Asset         The "Point-to-Point" Zone:  If the Percentage Change is
Performance:            greater than 15%, then the Basket Coupon will be equal
                        to the Percentage Change.

                        The "Booster" Zone: If the Percentage Change is greater than 0% but less than or equal to 15%, then the Basket Coupon will be equal to 15%.

                        The "Principal Protected" Zone: If the Percentage Change is less than or equal to 0%, then the Basket Coupon will be equal to 0%.


Percentage Change:      The Percentage Change is based on the weighted return of
                        the Basket Currencies. The Percentage Change is calculated using the following formula:

       BRL(i) - BRL(f)              RUB(i) - RUB(f)              INR(i) - INR(f)              CNY(i) - CNY(f)
25% x (---------------)  +  25% x  (---------------)  +  25% x  (---------------)  +  25% x  (---------------)
            BRL(f)                       RUB(i)                       INR(i)                       CNY(i)

                        Where, BRL(I), RUB(I), INR(I) and CNY(I) are the Initial Reference Rates for BRL, RUB, INR and CNY, respectively; BRL(F), RUB(F), INR(F) and CNY(F) are the Final Reference Rates for BRL, RUB, INR and CNY, respectively.

Special features of     The notes are principal protected currency linked notes
the notes:              offering participation in the performance of the
                        Reference Assets at maturity. If the Reference Asset
                        Performance is zero or negative, the return on the notes will be limited to the principal amount. See the section
                        "Certain Features of the Notes" beginning on Page PS-25 in the product prospectus supplement.

U.S. tax treatment      We intend to treat the notes as subject to the special
                        rules applicable to contingent payment debt obligations for U.S.federal income tax purposes. In accordance with these rules, you will be required to accrue interest income in accordance with the comparable yield and projected payment schedule for your notes. You should call RBC Capital Markets toll free at (866) 609-6009 to obtain this information. For a detailed discussion of the tax consequences of owning and disposing of your notes, please see the discussion under "Supplemental
                        Discussion of Federal Income Taxes" in the accompanying product supplement, "Certain Income Tax Consequences" in the accompanying prospectus supplement, and "Tax
                        Consequences" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Minimum                 $1,000 (except for certain non-U.S. investors for whom
Investment:             the minimum investment will be higher)

Denomination:           $1,000 (except for certain non-U.S. investors for whom
                        the denomination will be higher)

Final Valuation         October 27, 2011, subject to extension for market and
Date:                   other disruptions.

Determination of        The Reference Rate for each of the Basket Currencies
Final Reference         will be determined by reference to the exchange rates
Rates:                  for spot settlement for the Basket Currencies, as
                        defined in the reference asset supplement to the product prospectus supplement in the section "Currency Exchange
                        Rates" on page R-28. In certain circumstances, the Final
                        Reference Rate for the Reference Assets will be based on an alternate calculation for each Currency as described under "Unavailability of the Reference Price on a Valuation Date -- Reference Asset Consisting of
                        Individual Foreign Currencies" in the product prospectus supplement.

Clearance and           DTC global (including through its indirect participants
Settlement:             Euroclear and Clearstream, Luxembourg as described under
                        "Description of Debt Securities -- Ownership and Book-
                        Entry Issuance" in the accompanying prospectus).

Currency:               U.S. dollars.

Listing: The notes will not be listed on any securities exchange or quotation system.

CUSIP:                  78008GRV6

Calculation agent:      The Bank of New York.

Terms Incorporated      All of the terms appearing above the item captioned
In the Master Note:     "Listing" on the cover page of this pricing supplement
                        and the terms appearing under the caption "Additional
                        Terms of the Principal Protected Notes" in the product prospectus supplement with respect to principal protected notes dated January 7, 2008.

Your investment in the notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page PS-1 of the product supplement to read about investment risks relating to the principal protected notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement. Any representation to the contrary is a criminal offense.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public.......................................................................     100%             $
Underwriting discounts and commission.................................................     %                $
Proceeds to Royal Bank................................................................     %                $


The price to purchasers who maintain accounts with participating dealers in which asset-based fees are charged is __% and the concession paid to such dealers is __%. The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

If the notes priced today, RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $26.25 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of up to $26.25 per $1,000 principal amount note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. If the notes priced today, the price of the notes would also include a profit of $24.00 per $1,000 principal amount note earned by Royal Bank of Canada in hedging its exposure under the notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada exceed $76.25 per $1,000 principal amount note.

We may use this pricing supplement in the initial sale of principal protected notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in principal protected notes after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.


                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the accompanying product prospectus supplement and reference asset supplement, dated January 7, 2008, the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying product supplement, prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. You should carefully consider, among other things, the matters set forth under "Additional Risk Factors" in the product prospectus supplement and the matters set forth under "Risk Factors" in the prospectus supplement dated February 28, 2007 as the principal protected notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the principal protected notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o    Prospectus dated January 5, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
     o34295e424b3.htm

o    Prospectus Supplement dated February 28, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
     o35030e424b3.htm

o    Product Prospectus Supplement dated January 7, 2008:
     http://www.sec.gov/Archives/edgar/data/1000275/000121465908000021/
     f1383424b3.txt



Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our"refers to Royal Bank of Canada.

                              Hypothetical Returns

                 Sample Calculations of the Payment at Maturity

The examples set forth below are included for illustration purposes only. The reference rates of the Basket Currencies used to illustrate the calculation of the Percentage Change are neither estimates nor forecasts of the references rates of the Basket Currencies on the initial valuation date or the final valuation date on which the calculation of the Percentage Change, and in turn the payment at maturity, will depend. All examples assume that a holder has purchased Notes with an aggregate principal amount of $10,000, a booster of 15% and that no extraordinary event has occurred.


Example 1--         Calculation of the payment at maturity where the Percentage
                    Change is greater than 0% but less than or equal to 15%.

                    Percentage Change        10%

                    Basket Coupon            Since the Percentage Change is
                                             greater than 0% but less than or
                                             equal to 15%, the Basket Coupon
                                             will be equal to 15%.

                    Payment at Maturity      $10,000 + ($10,000 x 15%) = $10,000
                                             + $1,500 = $11,500

                    On a $10,000 investment, a 15% percentage change results in a payment at maturity of $11,500, a 15% return on the Notes.


Example 2--         Calculation of the payment at maturity where the Percentage
                    Change is greater than 15%.

                    Percentage Change        125%

                    Basket Coupon            Since the Percentage Change is
                                             greater than 15%, the Basket Coupon
                                             will be equal to the Percentage
                                             Change, or 125%.

                    Payment at Maturity      $10,000 + ($10,000 x 125%) =
                                             $10,000 + $12,500 = $22,500

                    On a $10,000 investment, a 125% percentage change results in a payment at maturity of $22,500, a 125% return on the Notes.


Example 3--         Calculation of the payment at maturity where the Percentage
                    Change is less than or equal to 0%.

                    Percentage Change        -35%

                    Basket Coupon            Since the Percentage Change is less
                                             than 0%, the Basket Coupon will be
                                             equal to 0%.

                    Payment at Maturity      $10,000 + ($10,000 x 0%) = $10,000
                                             + $0.00 = $10,000

                    On a $10,000 investment, a -35% percentage change results in a payment at maturity of $10,000, a 0% return on the Notes.

                             Historical Information


The graphs below set forth the historical performance of each Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing rates of each Reference Asset. The information provided in this table is for the four calendar quarters in each of 2005, 2006 and 2007, the first, second and third calendar quarters of 2008, as well as for October 1, 2008 through October 2, 2008. (If no rate is provided in the table for a particular period that indicates that the Reference Asset was not traded at such time).

We obtained the information regarding the historical performance of the Reference Asset in the charts below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Assets should not be taken as an indication of future performance, and no assurance can be given as to the market rate of the Reference Assets on the final valuation date. We cannot give you assurance that the performance of the Reference Assets will result in any return in addition to your initial investment.

                     Value in USD of one (1) Brazilian Real
                                (Oct-98 - Oct-07)
                                 [CHART OMITTED]



  Period-Start          Period-End        High Intra-Day Price of        Low Intra-Day Price of        Period-End Closing Price
      Date                 Date            the Reference Stock in        the Reference Stock in        of the Reference Stock in
                                                    ($)                            ($)                            ($)
      ----                 ----                     ---                            ---                            ---
   01/01/2005           03/31/2005                 2.7854                        2.5525                          2.679
   04/01/2005           06/30/2005                 2.68                          2.3323                          2.3325
   07/01/2005           09/30/2005                 2.5117                        2.2085                          2.2275
   10/01/2005           12/30/2005                 2.4                           2.154                           2.3355

   01/01/2006           03/31/2006                 2.354                         2.098                           2.164
   04/01/2006           06/30/2006                 2.4035                        2.051                           2.165
   07/01/2006           09/29/2006                 2.2359                        2.122                           2.169
   09/30/2006           12/29/2006                 2.197                         2.1267                          2.1364

   01/01/2007           03/30/2007                 2.164                         2.0312                          2.0594
   03/31/2007           06/29/2007                 2.0562                        1.8957                          1.929
   06/30/2007           09/28/2007                 2.1387                        1.8287                          1.8336
   09/29/2007           12/31/2007                 1.87                          1.7269                          1.78

   01/01/2008           03/31/2008                 1.8392                        1.6592                          1.7519
   04/01/2008           06/30/2008                 1.757                         1.5878                          1.6037
   07/01/2008           09/30/2008                 2.0014                        1.5545                          1.9046
   10/01/2008           10/02/2008                 2.037                         1.896                           2.0206


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                      Value in USD of one (1) Russian Ruble
                                (Oct-98 - Oct-07)
                                 {CHART OMITTED]



  Period-Start          Period-End        High Intra-Day Price of         Low Intra-Day Price of        Period-End Closing Price
      Date                 Date            the Reference Stock in         the Reference Stock in        of the Reference Stock in
                                                    ($)                            ($)                            ($)
      ----                 ----                     ---                            ---                            ---
   01/01/2005           03/31/2005                 28.315                        27.4395                        27.8621
   04/01/2005           06/30/2005                 28.695                        27.686                         28.63
   07/01/2005           09/30/2005                 28.85                         28.1325                        28.4977
   10/01/2005           12/30/2005                 29.005                        28.405                         28.7414

   01/01/2006           03/31/2006                 28.742                        27.6376                        27.7049
   04/01/2006           06/30/2006                 27.7816                       26.6887                        26.8455
   07/01/2006           09/29/2006                 27.0935                       26.6347                        26.7958
   09/30/2006           12/29/2006                 27.0067                       26.1475                        26.3255

   01/01/2007           03/30/2007                 26.935                        25.9475                        25.986
   03/31/2007           06/29/2007                 26.0856                       25.6645                        25.7449
   06/30/2007           09/28/2007                 25.9087                       24.8462                        24.8588
   09/29/2007           12/31/2007                 25.0733                       24.2322                        24.6006

   01/01/2008           03/31/2008                 24.9214                       23.3803                        23.4929
   04/01/2008           06/30/2008                 23.9283                       23.2962                        23.4446
   07/01/2008           09/30/2008                 25.8573                       23.0584                        25.6439
   10/01/2008           10/02/2008                 25.9941                       25.5685                        25.9225


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                      Value in USD of one (1) Indian Rupee
                                (Oct-98 - Oct-07)
                                 {CHART OMITTED]



  Period-Start          Period-End         High Intra-Day Price of        Low Intra-Day Price of        Period-End Closing Price
      Date                 Date            the Reference Stock in         the Reference Stock in        of the Reference Stock in
                                                    ($)                            ($)                            ($)
      ----                 ----                     ---                            ---                            ---
   01/01/2005           03/31/2005                 44.085                        43.305                          43.745
   04/01/2005           06/30/2005                 43.845                        43.2625                         43.485
   07/01/2005           09/30/2005                 44.15                         43.13                           44.015
   10/01/2005           12/30/2005                 46.39                         44.0575                         45.05

   01/01/2006           03/31/2006                 45.135                        44.02                           44.6225
   04/01/2006           06/30/2006                 46.56                         44.55                           46.04
   07/01/2006           09/29/2006                 47.045                        45.5275                         45.8675
   09/30/2006           12/29/2006                 45.92                         44.165                          44.27

   01/01/2007           03/30/2007                 44.704                        43.0175                         43.475
   03/31/2007           06/29/2007                 43.5                          40.2712                         40.7225
   06/30/2007           09/28/2007                 41.7225                       39.61                           39.845
   09/29/2007           12/31/2007                 39.97                         39.1737                         39.4125

   01/01/2008           03/31/2008                 40.845                        39.2057                         40.1175
   04/01/2008           06/30/2008                 43.21                         39.765                          43.04
   07/01/2008           09/30/2008                 47.115                        41.8175                         46.955
   10/01/2008           10/02/2008                 47.235                        46.6075                         46.625


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                 Value in USD of one (1) Chinese renminbi (yuan)
                                (Oct-98 - Oct-07)
                                 {CHART OMITTED]



  Period-Start          Period-End         High Intra-Day Price of        Low Intra-Day Price of        Period-End Closing Price
      Date                 Date             the Reference Stock in        the Reference Stock in        of the Reference Stock in
                                                    ($)                            ($)                            ($)
      ----                 ----                     ---                            ---                            ---
   01/01/2005           03/31/2005                 8.2768                        8.2763                          8.2764
   04/01/2005           06/30/2005                 8.2767                        8.2763                          8.2764
   07/01/2005           09/30/2005                 8.2765                        8.087                           8.092
   10/01/2005           12/30/2005                 8.093                         8.0701                          8.0702

   01/01/2006           03/31/2006                 8.0704                        8.0171                          8.0172
   04/01/2006           06/30/2006                 8.032                         7.9922                          7.9943
   07/01/2006           09/29/2006                 8.0074                        7.8957                          7.904
   09/30/2006           12/29/2006                 7.919                         7.798                           7.8045

   01/01/2007           03/30/2007                 7.8171                        7.7255                          7.7315
   03/31/2007           06/29/2007                 7.7376                        7.6118                          7.6151
   06/30/2007           09/28/2007                 7.6099                        7.5026                          7.5105
   09/29/2007           12/31/2007                 7.5285                        7.3019                          7.3036

   01/01/2008           03/31/2008                 7.306                         7.011                           7.012
   04/01/2008           06/30/2008                 7.0231                        6.854                           6.8544
   07/01/2008           09/30/2008                 6.8792                        6.8061                          6.846
   10/01/2008           10/02/2008                 6.85                          6.8433                          6.8451


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                       Specific Investment Considerations

The notes are intended to be held to maturity. Your principal is only protected (to the extent specified on the front cover of this pricing supplement) if you hold the notes until maturity. If you sell your notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your notes sold and may incur a substantial loss. There may be little or no secondary market for the notes. In addition, the price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

You may not realize a gain on the note. If the Reference Asset Performance is zero or negative on the final valuation date, the payment at maturity with respect to each note will be limited to the principal amount. This will be true, even where the Reference Asset Performance was positive as of some date or dates prior to the final valuation date, because the payment at maturity will be calculated solely on the basis of the Reference Asset Performance (or otherwise determined by the calculation agent, in the case of a market disruption event) as of the final valuation date. The notes are intended to be held to maturity.

The notes are unsecured. The notes are solely the unsecured obligations of Royal Bank. An investment in the notes does not constitute a deposit and neither the notes nor your investment in the notes are insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation or any other private or governmental agency. The business and affairs of Royal Bank may affect the market value of your Notes.

The Values of the Basket Currencies and the U.S. Dollar Are Affected by Many Complex Factors. The Basket Currency exchange rates are a result of the supply of and demand for each currency, and changes in foreign exchange rates may result from the interactions of many factors including economic, financial, social and political conditions in the United States, Brazil, Russia, India and China. These conditions include, for example, the overall growth and performance of the economies of the United States and the Basket Currencies; the trade and current account balances between the U.S. on the one hand and the Basket Currencies on the other; the financing and capital account balances between the U.S. on the one hand and the Basket Currencies on the other; market interventions by the Federal Reserve Board or the respective governmental and banking authorities responsible for setting foreign exchange policies in Brazil, Russia, India and China; inflation, interest rate levels, the performance of stock markets, and the stability of the governments and banking systems in the United States, Brazil, Russia, India and China; wars that any of the United States, Brazil, Russia, India and China are directly or indirectly involved in or wars that occur anywhere in the world; major natural disasters in the United States, Brazil, Russia, India and China; and other foreseeable and unforeseeable events.

Certain relevant information relating to Brazil, Russia, India and China may not be as well known or as rapidly or thoroughly reported in the United States as comparable United States developments. Prospective purchasers of the notes should be aware of the possible lack of availability of important information that can affect the value of the Basket Currencies relative to the U.S. Dollar and must be prepared to make special efforts to obtain that information on a timely basis.

The liquidity, market value and maturity payment amount of the notes could be affected by the actions of the governments of the Basket Currencies. Exchange rates of the currencies of most economically developed nations and of many other nations, including Brazil, Russia and India, are "floating," meaning they are permitted to fluctuate in value relative to the U.S. Dollar. However, governments of many nations, from time to time, do not allow their currencies to float freely in response to economic forces. (The Chinese renminbi (yuan) exchange rate is not floating and will be described further below.) Governments, including the governments of Brazil, Russia and India, use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter its exchange rate or relative exchange characteristics by devaluing or revaluing the currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amounts payable could be affected by the actions of the governments of Brazil, Russia and India that could change or interfere with currency valuations that are currently determined primarily by the markets, by fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of the notes if exchange rates become fixed, if there is any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, if there is an issuance of a replacement currency, or if other developments affect any or all of the Basket Currencies, the U.S. Dollar, or any other currency.

There are specific risks related to the Chinese renminbi (yuan). The exchange rate of the Chinese renminbi (yuan) is currently managed by the Chinese government. On July 21, 2005, the People's Bank of China, with the authorization of the State Council of the People's Republic of China, announced that the renminbi (yuan) exchange rate would no longer be pegged to the U.S. Dollar and instead would be pegged to a basket of currencies (the "renminbi basket") and allowed to float within a narrow band around the value of the renminbi basket. According to public reports, the governor of the People's Bank of China has stated that the renminbi basket is composed mainly of the U.S. Dollar, the European Union Euro, the Japanese Yen, and the Korean Won. Also considered, but playing smaller roles, are the currencies of Singapore, the United Kingdom, Malaysia, Russia, Australia, Canada and Thailand. The weight of each currency within the renminbi basket has not been announced.

The initial adjustment of the Chinese renminbi (yuan) exchange rate was an approximate 2% revaluation from an exchange rate of 8.28 Yuan per U.S. Dollar to
8.11 Yuan per U.S. Dollar. The People's Bank of China has also announced that the daily trading rate of the U.S. Dollar against the renminbi (yuan) in the inter-bank foreign exchange market will continue to be allowed to float within a band of 0.3 percent around the central parity published by the People's Bank of China, while the trading rates of the non-U.S. Dollar currencies against the renminbi (yuan) will be allowed to move within a certain band announced by the People's Bank of China. The People's Bank of China will announce the closing rate of a foreign currency such as the U.S. Dollar traded against the renminbi
(yuan) in the inter-bank foreign exchange market after the closing of the market on each working day, and will make it the central parity for the trading against the renminbi (yuan) on the following working day. The People's Bank of China has stated that it will make adjustments of the renminbi (yuan) exchange rate band when necessary according to market developments as well as the economic and financial situation.

Despite the recent change in their exchange rate regime, the Chinese government continues to manage the valuation of the Chinese renminbi (yuan), and, as currently managed, its rate movements are unlikely to contribute significantly to either an increase or decrease in the value of the basket. However, further changes in the Chinese government's management of the renminbi (yuan) could result in a significant movement in the U.S. Dollar/Chinese renminbi (yuan) exchange rate. Assuming the values of all other basket currencies remain constant, a decrease in the value of the renminbi (yuan), whether because of a change in the government's management of the currency or for other reasons, would result in a decrease in the value of the basket.

Potential conflicts of interest. We and our affiliates expect to engage in trading activities related to the Reference Assets that may present a conflict between the holders' interest in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities could influence the rates of the Reference Assets and, therefore, the market value of the notes.

Insurance companies, employee benefit plans and non-U.S. holders. Any insurance company or fiduciary of a pension plan or other employee benefit plan or any non-U.S. holder of the notes should consult with its own advisors to determine whether an investment in the notes is suitable for you. Non-U.S. holders are subject to particular risks that are not described in the product supplement.


                        Supplemental Plan of Distribution

     We expect that delivery of the Notes will be made against payment for the Notes on or about October 31, 2008 which is the second business day following the Initial Valuation Date (this settlement cycle being referred to as "T+2"). See "Supplemental Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement, the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.



                                        $


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

  Principal Protected Currency Linked BRIC Booster Notes, due October 31, 2011



                                 October _, 2008